November 11, 1998

Mr. Steven Lake
iVillage, Inc.
170 5th Avenue, 5th floor
New York, N.Y. 10010

                  Re:  iVillage Purchase of NBC TV Advertising Inventory

Dear Mr. Lake:

         This letter sets forth the agreement between the National Broadcasting Company, Inc. ("NBC"), and iVillage, Inc. ("Advertiser") with respect to the Advertiser's agreement to exchange equity in the Advertiser for the right to use certain NBC Television ("NBC TV") advertising inventory. The terms and conditions shall be as follows:

         1. General Terms. NBC shall provide Advertiser with the use of fifteen (15) and thirty (30) second advertising spots (each, a "Spot") to be telecast on NBC TV reasonably spread over 36 months of the date of this Agreement. All such Spots run by Advertiser shall be, as much as practicable, broadcast nationally by NBC TV, and shall, at all times, be subject to NBC TV's standard terms and conditions for such advertising which are described in' the "Participating Sponsorship Agreement" attached hereto as Exhibit A (the "Standard Terms") and which are made a part of this Letter Agreement in their entirety; provided, however, that in the case of a conflict between the terms of this Letter Agreement and terms of the Standard Terms, the terms of this Letter Agreement shall govern. For purposes of the Standard Terms, Advertiser shall be both the "Advertiser" and the "Agency" as such terms are used therein. Advertiser acknowledges that the commercial material previously delivered to NBC may be telecast by NBC TV on any Spot; provided, however, that it is understood that if Advertiser supplies any new commercial material to NBC, Advertiser instructs NBC to use such new material in lieu of the commercial material previously delivered to NBC, and such new material complies with the standards described in the Standard Terms, including NBC Advertising Standards, then NBC will make reasonable commercial efforts to telecast such new material on all Spots commencing 72 hours after receipt of such new material by NBC.

         2.   Spots. (a) NBC undertakes that Advertiser's Spots telecast
(i) prior to the first anniversary hereof shall have an aggregate value equal to $3,500,000 (the "First Tranche") after the first anniversary and prior to the second anniversary of the date hereof shall have an aggregate value equal to $3,500,000 (the "Second Tranche") and (iii) on or after the second anniversary and prior to the third anniversary of the date hereof shall have an aggregate value equal to $3,500,000 (the "Third Tranche" and, collectively with the First Tranche and the Second Tranche, the "Tranches"), with the value of each Spot calculated at 85% of the gross market rate charged and agreed by NBC at such time.

              (b) The Spots shall be targeted, as much as commercially reasonable (as determined by NBC), to maximize reach and frequency to women aged 2549. The Spots shall be telecast on the Dates, Days and Times determined by NBC in its sole discretion (following reasonable consultation with Advertiser); provided, however, that (i) the Spots telecast: by NBC


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TV shall be telecast primarily in primetime, (ii) notwithstanding anything to the contrary contained herein, 25% of the value of any Tranche may, in NBC's sole discretion, be telecast on Spots primarily promoting iVillage or any of its brands or channels on Snap.com (provided that all such co-branded spots shall be subject to Advertiser's consent, such consent not to be unreasonably withheld),
(iii) notwithstanding anything to the contrary contained herein, 5% of the value of any Tranche may be placed in online advertising or promotion on any Internet, world-wide-web or other service delivered via interactive delivery owned or controlled by NBC, with the value for such online advertising or promotion calculated at the market rate (less any agency commission) charged by such service at such time.

         3. Advertiser Stock. (a) Subject to the terms and conditions of this Agreement and as consideration for NBC TV's telecast of the Spots pursuant hereto, Advertiser agrees that within three (3) business days of its receipt of a written notice from NBC confirming telecast or other delivery of the First Tranche of advertising. Advertiser will issue, and NBC shall receive 1,166,667 shares of Series E Preferred Stock (the "Stock"), subject to adjustment in accordance with the anti-dilution protections set forth in Exhibit B ("Anti-Dilution Adjustment") , (ii) the Second Tranche of advertising, Advertiser will issue, and NBC shall receive, an additional 1,166,667 shares of Stock, subject to Anti-Dilution Adjustment, and (iii) the Third Tranche of advertising, Advertiser will issue, and NBC shall receive, 1,166,667 shares of Stock, subject to Anti-Dilution Adjustment. NBC shall have the right to require Company to issue stock for any Tranche of Spots: (x) at each six month anniversary of the date hereof or (y) upon telecast or delivery of all Spots required for any Tranche.

              (b) NBC shall have the option, exercisable in its sole discretion, to provide Advertiser with Spots in addition to the Spots included in the Tranches ("Additional Spots") as follows:

                  (i) prior to the first anniversary of the date hereof, NBC may telecast Additional Spots having an aggregate value of up to $5,000,000, in which event Advertiser shall issue, and NBC shall receive, such number of shares of Stock as shall equal the aggregate value of Additional Spots provided pursuant to this Section 3(b)(i) divided by 4.15, subject to Anti-Dilution Adjustment;

                  (ii) on or after the first anniversary and prior to the second anniversary of the date hereof, NBC may telecast Additional Spots having an aggregate value of up to $5,000,000, in which event, Advertiser shall issue, and NBC shall receive, such number of shares of Stock as shall equal the aggregate value of Additional Spots provided pursuant to this Section 3(b)(ii) divided by 5.15, subject to Anti-Dilution Adjustment;

                  (iii) on or after the second anniversary and prior to the third anniversary of the date hereto NBC may telecast Additional spots having, an aggregate value of up to $5,000,000, in which event Advertiser shall issue, and NBC shall receive, such number of shares of Stock as shall equal the aggregate value of Additional Spots provided pursuant to this Section 3(b)(iii) divided by 6.15, subject to Anti-Dilution Adjustment.

                  (iv) NBC may exercise this right, in its sole discretion and in, whole or in part, without prior notice to Advertiser, provided, however, that NBC shall give Advertiser a report in writing within 10 business days after the end of each calendar quarter setting forth the aggregate value of Additional Spots telecast by NBC in the preceding quarter; and, provided, further, that following any Qualified Public Offering (as such term is defined in Exhibit B) of Advertiser, such report shall also include a written non-binding estimate of the Additional Spots that NBC intends to telecast during the upcoming quarter. Any Additional Spots shall be subject to the terms and conditions applicable to Spots and set forth in Section 2(b). The value of each Additional Spot shall be calculated at 85% of the gross market rate charged and agreed by NBC at the time of telecast thereof. NBC shall have the right to require the Company to issue Stock for any Additional Spots:
(x) at each six month anniversary 6f the date hereof or (y) upon telecast of all Additional Spots in any twelve month period.

              (c) The parties agree that no agency fees or other expenses may be deducted by Advertiser in any way in connection with determining the number of shares of Stock to be issued to NBC pursuant hereto at any time. Advertiser acknowledges that NBC makes no guarantee regarding what the actual rating for any particular Program will be. The parties agree that the delivery of the Stock pursuant hereto constitutes full and complete payment to NBC for the transactions and considerations contemplated hereby.

         4.   Stock Terms. (a) Advertiser shall issue the Stock, pursuant to
Section 3, to NBC upon the terms and conditions and pursuant to long-form agreements regarding the issuance, sale and purchase of the Stock (a "Stock Purchase Agreement") and regarding certain rights related to the ownership of such Stock (a "Shareholders Rights Agreement") to be negotiated in good faith between the parties hereto and subject to receipt; provided that, the rights granted to NBC thereunder shall be no less favorable than those provided to any purchaser of Series E Preferred Stock of Advertiser, the proposed terms for which are set forth in Exhibit B. In addition to the rights granted to other holders of Series E Preferred Stock (including, without limitation, the demand registration rights, S-3 and piggyback registrations rights currently available to stockholders of Advertiser), NBC shall also be entitled to one seat on the Board of Directors of Advertiser until immediately prior to a Qualified Public Offering of Advertiser and one additional demand registration right that may be exercised by NBC, in its sole discretion, irrespective of whether the shares registered pursuant to such demand right represent any given percentage & of the issued and outstanding shares of Advertiser, but subject to all other terms and condition applicable to Series E Preferred Stock (but with respect to the second demand registration right Section 2(a)(i) of Advertiser's Registration Rights Agreement shall not apply, (ii) with respect to Section 2(d) of Advertiser's Registration Rights Agreement, NBC's shares of Stock will be included first before any other shares of Advertiser's equity and (iii) such demand registration right shall not be exercisable until 180 days after Advertiser's initial public offering). Except as otherwise provided herein, the Stock being offered to NBC shall be valued at the same price and shall have such terms and conditions (including, without limitation, dilution, registration rights, mandatory conversion, provisions) as are finally offered to purchasers of Series E Preferred Stock of Advertiser; it being understood that (a) any warrants finally offered to purchasers of Series E Preferred Stock shall also be offered to NBC, (b) the number of shares of Stock delivered to NBC in accordance with
Section 3(a) or 3 b) shall be adjusted downward if the Original Issue Price (as such term is defined in Exhibit B) is less the $3.00 and (c) following any. Qualified Pub an Offering, NBC will receive common stock of Advertiser (on an as converted basis) in lieu o the Stock. Subject to any relevant securities laws, rules and regulations, the Stock, as well as the equity acquired through conversion thereof, will be freely transferable by NBC.

              (b) If the parties have not agreed upon the final form of the Stock Purchase Agreement and the Shareholders Right's Agreement (collectively, the "Equity Agreements") by the date on which NBC has broadcast value of $1,000,000, then the parties shall be required to negotiate terms of such agreements for an additional ten (10) business days of, the parties are unable to agree upon the terms of the option, which may be exercised in its sole discretion, or a cash payment to NBC of $1,000,000 and (ii) terminating this Agreement. If NBC chooses to require Advertiser to make sure cash payment, it shall provide Advertiser written notice of its decision, and Advertiser shall pay the required amount within two (2) business days of its receipt of such notice. The parties intend to execute and close on the Equity Agreements within 30 days of the date hereof.

         5. Distribution Arrangements. Subject to the execution of the Equity Agreement and in addition to the other provisions of this Letter Agreement, Advertiser agrees to pay NBC $1,000,000 for prominent placement of Advertiser on NBC.com, which placement shall commence on 1 January 1999 and terminate on 31 December 1999. The payments for such placement shall be made in equal installments on the first business day of each calendar quarter during 1999.

         6. Representations and Warranties. NBC and Advertiser each represent and warrant that this Letter Agreement has been duly authorized, executed and delivered by such party and that this Letter Agreement constitutes the legal, valid and binding obligations of such party, enforceable against it in accordance with its terms.

         7. Confidentiality. Neither party shall issue a press release or make any statement to the general public concerning this Letter Agreement, the Spots, the Additional Spots, or the existence thereof, without the express prior written consent of the other; provided, however, that NBC agrees that Advertiser may file this Letter Agreement with the Securities and Exchange Commission (the "SEC") and/or describe this Letter Agreement in any registration statement filed with the SEC, in each case if so required by the Securities Act of 1933 and Securities Exchange Act of 1934, in each case, as amended, the rules and regulations related thereto or any applicable state laws (the "Securities Laws") a long as Advertiser agrees to use its best efforts to obtain confidential treatment of the economic and other material terms hereof under the Securities Laws and to consult with NBC during the process.

         8. Termination. (a) This Letter Agreement shall terminate upon NBC's receipt of the cash payment from Advertiser pursuant to the last sentence of
Section 4. Notwithstanding the foregoing, the terms contained in Sections 1, 2, 6, 7, 8, 9 and 10 shall survive the termination hereof. Notwithstanding any other remedy available to NBC, in the event that Advertiser:

              (i) does not satisfy, or caused to be satisfied, all of the conditions precedent to any closing in accordance with the Equity Agreements within fifteen (15) business days of Advertiser's receipt of written notice from NBC confirming, the telecast or other delivery of advertising or promotion; or

              (ii) admits in writing its inability to pay its debts generally; makes a general assignment for the benefit of creditors; has any proceeding instituted by or against it seeking to Adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, relief, or composition of Advertiser or its debts under any law relating or reorganization or relief of debtors, or seeking the entry of an order or appointment of a receiver, trustee, or similar official for it or any substantial part of its property; provided, in the case where such proceeding is involuntarily institute an Advertiser, such proceeding remains undismissed after 30 days, then, in either case, NBC shall have the right to terminate this Agreement and require Advertiser to immediately pay NBC a cash amount equal to the value of the advertising already telecast or delivered by NBC as of such termination, but for which NBC has not received any Stock.

         9. Miscellaneous. This Letter Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written relating to the subject matter hereof No waiver or modification of any provision of this Letter Agreement shall be effective unless in writing and signed by both prices. Any waiver by either party of any provision of this Letter Agreement shall not be construed as a waiver of any other provision of this Letter Agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance. The terms of this Letter Agreement shall apply to parties hereto and any of their successors or assigns. This Letter Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shah constitute one and the same agreement.

         10. Governing Law and Jurisdiction. This Letter Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts fully performed in New York, without regard to New York conflicts. The parties hereto irrevocably consent to and submit to the exclusive jurisdiction of the federal and state courts located in the County of New York. The parties hereto irrevocably waive any and all rights to trial by jury in any proceeding arising out of or relating to this Agreement.

              If you are in agreement with the above terms and conditions, please indicate your acceptance by signing in the space provided below, and return one original to me. This Letter Agreement shall be null and void if not signed within two (2) days of the date set forth above.


                                  Very truly yours,

                                  NATIONAL BROADCASTING COMPANY, INC.

                                  By: /s/ Martin J. Yudkourtz
                                      --------------------------------------

                                  Name: /s/ Martin J. Yudkourtz
                                        ------------------------------------

                                  Title: /s/ President, NBC Interactive
                                         -----------------------------------

ACCEPTED AND AGREED:

IVILLAGE, INC.

By: /s/ Candice Carpenter
   ----------------------------------

Name: Candice Carpenter
     --------------------------------

Title: CEO
      -------------------------------

EXHIBIT A

Participating Sponsorship Agreement      -       NBC Television Network

Part II

1.       DEFINITIONS

         "Advertiser" means the advertiser named in Part 1.

         "Agency" means the advertising agency named in Part I (see also paragraph 23).

         "NBC" means NBC Television Network, a Division of National Broadcasting Company, Inc.

         "paragraph" all references to `paragraphs' by numbers apply to this
Part 11.

         "participation" means a sponsorship unit which entitles Advertiser to 30 seconds of commercial time unless otherwise specified in Part I hereof.

         "program" means the program(s) and/or event(s) described in Part I intended for telecast in which Advertiser is a sponsor.

         "Section" references to `Sections' by numbers apply to Part I of which this Part 11 is a part (by attachment or by reference) and without which this
Part 11 shall be invalid.

         "telecast" means the presentation and omission of any of the programs described in Part I on one occasion to any or all stations.

         The four digit numerals within parentheses at the conclusion of certain paragraphs are internal NBC printing codes and are m a put of this agreement

         Certain paragraphs are intentionally omitted for reasons of
inapplicability.                                                         (0491)

2.       STATIONS

         a. Stations Ordered. Stations ordered for Advertiser for the Program(s) shall be the interconnected affiliated stations identified in the NBC TV Station List and such other stations as NBC may elect to include in the Program's station lineup, including delays, if any. NBC shall endeavor to make available as many stations as possible. The status of availability of all ordered stations, whether available or not, shall be included in the NBC TV Station List which shall be furnished to Agency upon request

         b. Station Lineup. Station lineup as used herein shall comprise all stations which are available or may become available for the Program(s) on a basis which is live or tape delayed.

         c. Addition of Ordered Stations. Stations which are initially reported unavailable but which become available for the telecast(s) on either a five or tape delayed basis shall become part of Advertiser's station lineup effective immediately.

4.       PACKAGE PRICE

         The package price(s) indicated in Part I include all charges except the applicable Integrated Networking Charge and other charges for special commercial
requirements.                                                            (0491)

5.       INTEGRATED NETWORKING CHARGE

The Integrated Networking Charge listed in the current NBC Television Network Commercial Integration Manual shall be applicable to each commercial insertion up to and including 60 seconds in length. Announcements in excess of 60 seconds will be billed at a proportionately higher charge. This production facilities charge includes the services, as required, for program origination, videotaped repeat network telecast(s), and satellite transmissions. Also included are the normal insertions of tape commercials when originated from network control points in New York and/or Burbank and the normal insertions of commercials into delayed broadcasting tapes. Additional production charges may be made for special commercial requirements in accordance with the NBC O&TS Rate Card. With respect to late delivery of commercial material, charges and other conditions will be in accordance with the NBC Television Network Commercial Integration
Manual.                                                                  (0593)

6.       PROGRAM

         a. Supplier. The Program(s) set forth in Part I will be supplied by NBC and NBC will furnish for such Program(s) all the necessary creative elements, production facilities and services therefor and personnel and talent required for the appropriate television presentation of the Program(s). Each program will conform to NBC's programming and operating policies and technical standards.
                                                                         (1089)

         b. Production Facilities and Service. Production facilities and services charges applicable to the Program(s) are included in the package price. Agency will furnish all elements for and will bear all costs of the commercials. To the extent feasible, NBC will provide, if requested, production facilities and/or personnel for the production and presentation of commercials. Rates therefor will be charged to Agency in accordance with the O&T'S Rate Card (or at
rates quoted upon request where such Rate Card rates do Dot apply).      (0593)

         Agency must deliver commercial material to NBC no later than 14 days prior to the scheduled telecast and NBC shall insert such material into the
program(s) to be telecast.                                               (0882)

7.       AGENCY-FURNISHED MATERIAL

         a. Furnishing and Submission. AU commercial announcements and talent and material therefor and billboards where applicable (except as may be furnished by NBC) and any other material furnished by Agency for the telecasts are hereinafter collectively and individually referred to as Agency material. Agency material must be furnished to NBC at least 14 days in advance of air date. Agency warrants that it has obtained all necessary rights for the performance and use of said agency material, including music performance. (0489)

         b. Compliance With Standards. Agency material must conform to the programming and operating policies of NBC, and the quality of recorded Agency material must comply with

NBC's technical standards, and shall not contain copy or material which conflicts with product protection rights granted to others by NBC. NBC has the continuing right to require Agency and Advertiser to edit and modify any and all Agency material to the extent NBC deems necessary to conform to the public interest and to the programming and operating policies of NBC. NBC reserves the right to refuse to accept for telecasting or to refuse to telecast any Agency material which does not in its judgment conform to the public interest or to such policies and standards, or which in the reasonable opinion of NBC may
violate the rights of others.                                            (0882)

         c. Substitution by Agency. In the event of NBC's refusal to accept any Agency material, Agency will substitute other material therefor acceptable to NBC. The acceptance or rejection by NBC of any substitutes hereunder shall be
made by NBC in accordance with the requirements of paragraph 7b.         (1062)

         d. NBC Rights on Agency's Failure to Furnish. In the event Agency fails to furnish any Agency material as herein provided, or in the event NBC disapproves any Agency material and Agency fails to furnish substitutes therefor satisfactory to NBC, NBC may, at its option, schedule promotional or public service type announcements in place of Agency's regularly scheduled commercial material without identification of Advertiser except as required by law or administrative regulation. No such action on the part of NBC under this paragraph shall relieve Agency of its obligation to make payments for all
charges as provided for hereunder.                                       (0593)

9.       INCREASES AND PROTECTION

         NBC reserves the right to change production facilities and services charges, including the Integrated Networking Charge, effective on such date as announced by NBC to the trade. Any such change which results in an increase to Advertiser will not apply until three months after the date upon which such
change is announced by NBC.                                              (0593)

10.      ADVERTISING AGENCY COMMISSION

         The package price (s) set forth in Part I and the Integrated Networking
Charge include an advertising agency commission of 15%.                  (0489)

11.      BILLING AND PAYMENT

         All charges hereunder will be billed to Agency on the second business day following the month of telecast(s) and shall be paid on or before the 15th day of the billing month (or such earlier date as set forth by any special payment terms or as designated in Part 1), it being agreed that time of payment is of the essence. Notwithstanding disagreement between the parties as to particular items of charge or credit as of the due date, all charges not specifically and reasonably questioned by Agency shall be paid by such date. NBC's obligations under this agreement are also conditioned upon full payment by Agency of all obligations to NBC under preceding or concurrent agreements with
NBC for the same advertiser.                                             (0491)

12.      DAY AND TIME PERIOD OF SPONSORSHIP

         Part I reflects the day, starting, time, program length and program to be sponsored on a participating basis by Advertiser on the dates shown, expressed in New York City Time (NYCT).

Tune for the purpose of this paragraph is approximate. NBC reserves the right to advance or delay the starting time shown and the further right to expand or contract the program length indicated.

         The program(s) hereunder are distributed across the country in various configurations which utilize live and tape delay transmissions to stations. Specific information with respect to such transmissions is available on request.
                                                                         (0491)

14.      COMMERCIAL ENTITLEMENT

         Each date listed in Part I represents a 30-second participation for commercial utilization in the program indicated, unless otherwise specified.
                                                                         (0489)

15.      COMMERCIAL POSITIONS

         The placement and designation of commercial positions shall be determined by NBC. NBC reserves the right to revise an, or alelements of the commercial format in each of the programs hereunder to include changing of commercial placement with in programs. In certain program series, NBC retains the right to move within the same program a participation(s) from one day of the week to another day of the same week. NBC reserves the further rights to format the programs so as to accommodate an, combination of commercial elements and to expand or contract any or all elements of the commercial format at any time to
meet the competitive forces of the industry.                             (0489)

16.      CAST COMMERCIALS

         Cast Commercials, including placement thereof, are subject to the
review and approval of NBC Advertising Standards and Sales Services.     (0593)

17.      PRODUCTS TO BE ADVERTISED

         a. Protected Products. NBC will endeavor to avoid scheduling products competitive or antithetical to single product commercials of at least 30 seconds duration within the commercial interruption (i.e. pod) in which such commercial is scheduled Such competitive or antithetical avoidance is known as product protection. Product protection throughout this paragraph I, applies only to other network advertisers obtained by the NBC Television Network.

         Product protection will not be granted to commercials which are multi-product 30-second commercials nor to any commercial of less than 30 seconds in length.

         Changes in designation of protected products may be made only upon receipt of NBC's approval Requests for such changes in designation must be submitted to the NBC Television Network Sales Department not less than 14 days prior to the desired date of such change(s).

         b. Exclusive Basis Products. In certain programs, some products may be established as exclusive basis products which entitle such products to broader product protection than that which is indicated in subparagraph `a' above. The products (if any) granted such exclusivity and the extent of the product protection granted thereby is specified in Part 1.

         c. Non-Exclusive Basis Products. Advertiser's products other than protected products may be advertised hereunder on a nonexclusive basis providing NBC's approval has been obtained in advance in writing. The advertising of nonexclusive basis products is subject to discontinuance on 24 hours notice in the event the advertising of such nonexclusive basis products conflicts with product commitments made by NBC to others.

         d. Other Products. Products other than protected and NBC approved nonexclusive basis products may not be advertised on any program hereunder. Commercials for such other products may be removed or deleted by NBC without prior notice and Advertiser will not be relieved of its obligation for any of the charges hereunder by reason of such removal or deletion.

         e. Nature of Approval. Approvals referred to above in this paragraph 17 must be obtained in writing from NBC. Approval of products or commercial material for compliance with NBC's Advertising Standards, while ultimately required under paragraph 7, does not constitute NBC's approval under this
paragraph 17.                                                            (0593)

18.      BILLBOARDS

         Certain programs provide billboards. The billboard is a brief announcement identifying the sponsor or partial sponsor of a program It is not intended for use as a commercial announcement. If so indicated in Part 1, Advertiser shall be allowed a billboard of the type and duration specified therein. Such billboard will consist of visual and/or audio material acceptable to NBC. Placement of billboards shall be designated by NBC and may be scheduled adjacent to billboards and/or commercials of other sponsors in the program.
                                                                         (0489)

19.      LEAD-INS

         Lead-in copy of a transitional nature may be used in certain types of programs. Such copy must be limited to five seconds in length and must be devoid of commercial sell and comparative references. The program host or other individual designated by NBC shall be made available for lead-ins. In no event may lead-ins be used separately from the commercial it was intended to be lead
into, nor combined to form a longer lead-in.                             (0489)

20.      AGENCY TERMINATION RIGHTS

         If so provided in Part 1. Agency shall have the right to terminate a portion of Advertiser's sponsorship, effective with the termination dates shown
in Part 1, on prior written notice to NBC as provided therein.           (0593)

21.      PROGRAM SUBSTITUTION AND TRANSFER

         a. Program Substitution. Except as set forth in paragraphs 21c and 21d hereof, NBC may substitute another program for any program hereunder. In such even Advertiser's participation(s) will be scheduled by NBC in a replacement program(s) provided such replacement program(s):

             i.   is(are) of comparable quality with comparable demographics,

             ii.  is(are) available to advertisers on a participation basis,

             iii. is(are) comparably priced, and

             iv.  present(s) Do product or scheduling conflicts

         c. Daytime Programs (Monday through Friday 9:00 am 4:30 pm NYCT). NBC has the right to change the time period; and/or discontinue telecasting any or all of its Daytime Programs on reasonable prior notice. In the event of such discontinuance or time period change, Advertiser's participation(s) so affected will be transferred to a mutually agreeable substitute program(s) where available.

         d. Unique Programs. The provisions of this paragraph 21 are not applicable to unique programs such as major sporting events, major award
presentation programs, and coverage of a special news event.             (0593)

22.      IMPOSSIBILITY OF AGENCY PERFORMANCE

         In the event Agency is unable or fails to supply agency material, NBC may, at its option, in addition to any other remedies which may be available to it terminate this agreement forthwith, and upon such termination, Agency, Advertiser, and NBC will be relieved of further liability hereunder except with respect to obligations incurred or arising out of telecasts made prior to such
termination.                                                             (0489)

24.      PREEMPTION

         a. General. NBC reserves the right to preempt all or any portion of any telecast of any of the programs hereunder in order to telecast events or programs of public importance, news reports, political programs, sports events, special programs, or special events. NBC agrees that in the event of such preemption as much advance notice as is practicable will be given to Agency. la the event of a preemption involving the elimination of Advertiser's participation(s), NBC will be relieved of its obligation to telecast Advertiser's participations hereunder and Agency will be relieved from paying any charges hereunder for the participation(s) so eliminated unless Advertiser's participations are rescheduled as may be provided for elsewhere herein.

         b. Partial Political NBC also reserves the right to preempt the last five minutes of any telecast preceding an election day generally observed throughout a majority of the United States. In the event of such five minute preemption which does not affect Advertiser's participation(s), the affected program will be edited to the required length at NBC's expense and there shall
not be any adjustment in any of the charges hereunder to Agency.         (0489)

25.      NETWORK FAILURE TO TELECAST

         In the event NBC fails to present over its network facilities any telecast hereunder because of unavailability of technical facilities, defect or breakdown of equipment or transmission facilities, labor dispute, government action, the unforeseen absence of a principal performance, or any cause beyond the control of NBC, whether of a similar or dissimilar nature, NBC's liability therefor shall be limited solely to cancellation of all charges to Agency hereunder for such affected telecast and such failure to telecast shall not constitute a
breach of this agreement.                                                (0489)

26.      LOSS OF SPONSORSHIP/AUDIENCE DEFICIENCY

         For the purpose of determining loss, each participation shall be treated as a complete and separate sponsorship. Where sprit 30-second commercials, three contiguous announcements is a 60-second commercial, and 15-second commercials are utilized, each component shall be deemed a complete and separate sponsorship.

         If NBC fails to carry all or any part of Advertiser's commercial to the extent that the substance of the commercial announcement is lost on the entire
station lineup, NBC will negotiate in good faith for a make good.        (0491)

         If NBC' fails achieve agreed upon audience delivery, NBC will negotiate in good faith and deliver a make good no later than by the end of the calendar
year following the end of a broadcast season.                            (0196)

27.      INDEMNIFICATION AND DEFENSE

         a. NBC Obligation. NBC agrees to indemnify and bold harmless Advertiser, Agency and their respective directors, officers, agents and employees against and from any and all claims, liability, loss and damage, including reasonable attorney's fees, caused by or arising wholly or in part out of the telecasting of NBC material hereunder and to defend at its own expense any litigation instituted by others against any of them resulting therefrom.

         b. Agency Obligation. Agency agrees to indemnify and hold harmless NBC, the stations over which the Sponsored telecasts are carried and their owners, the package producer of the program (if any involved) and the talent thereof and the other advertisers in the program and their agencies, and their respective directors, officers, agents and employees against and from any and all claims, liability, loss and damage, including reasonable attorneys' fees, caused by or arising wholly or in part out of the telecasting of Agency material hereunder and to defend at its own expense any litigation instituted by others
against any of them resulting therefrom.                                 (1062)

         c. Distinction. For the purposes of this paragraph 27 only, Agency material (see paragraph 7a) shall be deemed to include ad lib acts or utterances of personnel furnished by Agency or Advertiser, and NBC material shall be deemed to include material furnished by NBC as referred to in paragraph 6 and ad lib acts and utterances of personnel furnished by NBC and material furnished by other agencies or advertisers for the telecasts. NBC's acceptance or approval of Agency material will not affect Agency's obligation for defense and
indemnification hereunder.                                               (0489)

         d. Control of Litigation. The indemnitor hereunder shall have full control of the defense of such litigation and may settle, compromise or adjust the same, provided, however, that the indemnitee, upon relieving the indemnitor in writing of the obligations imposed hereunder for defense and indemnification, shall have the right, if it so elects, to conduct such litigation at its own expense by its own counsel.

         e. Notice and Duration. The following obligations for defense and indemnification shall be imposed only if (1) the indemnitee sends to the indemnitor timely written notice of first service of process upon the indemnitee and a timely written request to be deemed the litigation (such notice and request shall be deemed timely if given within a reasonable length of time after receipt of service by the indemnitee and a reasonable length of time prior to the date by which first response to such process is legally required, considering all the circumstances, and (2) while such litigation is pending, the indemnitee upon request shall furnish to the indemnitor all relevant facts and documentary material in the former's possession or under its control and shall make its employees or other persons under its control with knowledge of relevant facts available to the indemnitor for consultation and as witnesses at their customary places of business. The indemnity right and defense obligations hereunder shall survive the termination or expiration of this agreement and of
Agency's status as advertising agency for Advertiser.                    (1062)

29.      ABSENCE, INCAPACITY, OR DEATH

         The temporary or sudden absence for any reason, or death, of any regular principal performer, including but not limited to newscasters and sportscasters, on the program(s) hereunder will be accommodated for as NBC deems appropriate, by substitution of a performer of comparable statute or, if practicable, by writing out of the character portrayed or by substitution of
another comparable program.                                              (1089)

30.      USE OF NAME AND LIKENESS

         Except for programs which consist of motion picture films, NBC hereby authorizes Agency and Advertiser to use and license others to use daring the term hereof the title of the Program(s) and the name, sobriquet biography and likeness of regular featured performers in the Program(s) for informative purposes and to advertise and publicize the network and the Program(s) through tune-in advertising either alone or in conjunction with the advertising of the protected products of Advertiser as designated hereunder. Names, sobriquets, biographies and likenesses of the regular featured performers will not be used without the prior written approval of NBC. No such use shall be for advertising (except as specifically above stated) or merchandising use nor for an express or implied endorsement of any product or service except upon the written permission of the person involved and NBC. No such use in connection with the Program(s) hereunder may continue beyond the termination of Advertiser's sponsorship in any such Program(s) or of the participation of such characters or persons in the Program(s), and Agency will take all reasonable steps to require discontinuance of utilization of any previously released display material involving any such
use within 30 days after such termination.                               (0489)

         For a sports program, the reference to featured performers is to the announcers furnished by NBC and not to any participant in the sporting event.

         For programs which consist of motion picture films, the NBC authorization within this paragraph 30 shall be limited to the title of the program and shall not apply to the title of a specific motion picture nor to any
of the featured performers of the motion picture film.                   (0465)

31.      RIGHTS AND RESTRICTIONS ON USE OF TELECASTS

NBC tiny use or license to be used all or any part of the programs hereunder by or for the Armed Services and for telecasting in connection with documentary programs. Neither Agency nor Advertiser will authorize anyone to telecast or to utilize for any commercial purposes, other than for telecasts hereunder, the actual telecasts made by NBC, or any part of such telecasts, including material supplied by Agency, whether such other use of the actual telecasts be by means of tape or film" except for recording of Agency material specifically authorized and released in accordance with applicable NBC policy. Nothing herein contained shall prevent Agency from making subsequent use of Agency material (as
distinguished from telecasts by NBC of such material).                   (1185)

32.      MATERIAL AND PROPERTY OF AGENCY OR ADVERTISER

         Material or property (other than recorded commercial material) finished by Agency or Advertiser for use on or in connection with the telecasts hereunder must be removed from NBC areas at Agency's expense within six days after the date of program performance, and if not so removed, Agency will be billed and will pay storage charges effective commencing the day following the date of program performance. All recorded commercial material which has not been telecast for a period of 45 days will be destroyed. If Advertiser submits a written request to NBC to return such recorded commercial material prior to the expiration of the 45 day period, NBC will endeavor to comply at Agency's expense. Agency and Advertiser hereby release NBC from any liability arising out of damage to or loss of any material or property furnished by Agency or Advertiser for use on or in connection with telecasts hereunder except for damage or loss caused by the demonstrable negligence of NBC or its employees. In no event will NBC be responsible for damage to or loss of any such material or property left with NBC for any extended period except such material or property so left pursuant to written agreement of the parties specifically identifying the same. Unless otherwise agreed to in writing, NBC retains title to all
scenery, props, costumes and other material furnished by NBC.            (0489)

         NBC will be under notability with respect to the handling or forwarding of audience mad addressed to NBC or the stations listed in the Station List
intended for use by or for the benefit of Agency or Advertiser.          (0672)

33.      PARTIES

         This agreement is entered into for Advertiser by Agency as Advertiser's agent Agency represents and warrants that it is the duty authorized agent of Advertiser for the purposes of this agreement and the matters contemplated hereby and that its arrangements with Advertiser specifically contemplate the placement of the advertising herein provided and the servicing thereof and the allowance of agency commission as herein provided. It is understood that Agency functions as paying agent for Advertiser hereunder and in no sense as an agent or representative of NBC and that Advertiser will continue to be obligated for all payments due to NBC hereunder until the actual receipt thereof by NBC.
                                                                         (1062)

         If at any time during the term hereof Agency ceases to be the advertising agency for Advertiser, the then rights and duties of Agency herein shall, subject to the provisions of paragraph 27 hereof, inure to the benefit of and be binding on any other advertising agency, acceptable to NBC as to financial responsibility, designated by Advertiser in writing to NBC therefor. If this agreement is executed by Advertiser rather than its advertising agency, or if at any time daring the term hereof Agency ceases to be the advertising agency for Advertiser. and if NBC has not exercised its right of termination under paragraph 22, and Advertiser has not designated to NBC in writing another advertising agency similarly acceptable, the term "Agency" shall
mean "Advertiser."                                                       (0489)

34.      NOTICES

         Notices to Agency and NBC hereunder shall be given by personal delivery, postpaid mail, or overnight courier service to the Agency at its address and to the person if any, shown in Part I and to NBC at 30 Rockefeller Plaza, New York, New York 10112, attention of President, Sales, Television Network. The date of such personal delivery, mailing, or delivery to courier
service shall be deemed the date of service.                             (0196)

35.      GENERAL PROVISIONS

         This agreement is made subject to all Federal, State and Municipal laws and regulations now or hereafter in force and is not assignable in whole or in part, except as otherwise herein specifically provided, without the consent of NBC and shall be govemed by the laws of the State of New York, excluding all principles of referral to the laws of other jurisdictions Which might otherwise be applicable under doctrines of conflicts of laws. Agency and Advertiser represent and warrant that this agreennt represents a sponsorship arrangement exclusively between NBC and Advertiser and that no subordinate arrangement or other sale or exchange has taken place or will take place between Advertiser and any other person or entity. Waiver of rights resillting from breach of any provision hereof shall not be deemed to constitute a waiver of rights resulting from any previous or succeeding breach of the same or any other provision. Except as herein otherwise specifically provided, this agreement constitutes the entire Agreement between the parties relating to the subject matter hereof and may not be changed, modified, renewed, extended or discharged except by an agreement in writing, signed by the party against whom enforcement of the
chance, modification, renewal, extension or discharge is sought.         (0593)